Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is made and entered into as of the 17th day of November, 1998, by and between Trolley Barn Brewery, Inc., a Tennessee corporation (“Trolley”), and Rock Bottom Restaurants, Inc., a Delaware corporation (“Rock Bottom”).

Background

Rock Bottom and Trolley currently own and operate restaurants and brew pubs located, respectively, in the western, mid-western and eastern United States and in the southeastern United States. Rock Bottom is the owner of certain rights in the marks listed on Exhibit A attached hereto (the “Licensed Marks”) which it has allowed Trolley to use since July, 1996, when the parties entered into their joint venture. Rock Bottom and Trolley are also the owners of various valuable secret formulas, methods, and know-how, including, but not limited to, specific ingredients, recipes and quality control procedures, along with any and all specifications and instructions useful in providing brew pub restaurant services and making and assembling various brewery and food items including those ingredients, recipes, procedures, specifications, instruction and other information contained in the written standards and statements of each (e.g., recipes and brewing procedures for producing the various beers and ales), all of which have been originated by or are within the knowledge of each, are subject to protection under recognized legal principles and relate to the operation of the Brew Pubs (as defined below) (the “Licensed Trade Secrets”). During their joint venture, which began in July, 1996, each has shared its Licensed Trade Secrets with the other.

Trolley has used the Licensed Marks in the operation of certain Brew Pubs. Trolley and Rock Bottom are, concurrently with the execution of this Agreement, (i) terminating all existing agreements between them, including a License and Development Agreement dated July 1, 1996, for the operation, development and licensing of restaurants and brew pubs, and (ii) entering into a Stock Redemption Agreement, Mutual Release and Termination Agreement.

Rock Bottom agrees that Trolley may continue to use the Licensed Marks on the terms and conditions set forth below.

Agreement

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. License. Rock Bottom hereby grants to Trolley, and Trolley hereby accepts, a royalty-free, nonexclusive and nontransferable license to use the Licensed Marks only in connection with the operation of the restaurants and brew pubs located at 401 North Tryon Street, Suite 100, Charlotte, North Carolina 28202 and 3242 Peachtree Road N.E., Buckhead Place, Atlanta, Georgia 30305, as well as the Sing Sing restaurant located at 221 Market Street, Chattanooga, Tennessee (collectively, the “Brew Pubs”), consistent with current practices and in accordance with the terms of Exhibit A, and not for any other purpose unless expressly agreed to in advance and in writing by Rock Bottom.

2. Quality Control.

a. In accordance with and subject to the terms and conditions of this Agreement, Trolley agrees to use the Licensed Marks only in connection with the operation of the Brew Pubs, and shall not “mix” the Licensed Marks with any of its own or with any other marks or brands. Trolley also agrees that the quality of the restaurant operations and of the beer and food made and services rendered at the Brew Pubs are, and shall be during the term of this Agreement, consistent with and substantially similar to the overall theme and motif, food and brewery quality and tastes, and service standards as provided by the other Rock Bottom restaurants (as to the Brew Pubs in Charlotte, North Carolina and Atlanta, Georgia) and the other Sing Sing restaurants (as to the Brew Pub in Chattanooga, Tennessee) operated by Rock Bottom as of the date hereof and as may be reasonably established by Rock Bottom from time to time hereafter consistent with a brew pub operation serving eclectic American cuisine (collectively, the “Rock Bottom Standards”). Rock Bottom acknowledges and affirms that each of the Brew Pubs is in compliance with the Rock Bottom Standards as of the date hereof.

b. In accordance with and subject to the terms of this Agreement:

i. Trolley shall permit inspection at the premises of any of the Brew Pubs during normal business hours (each a “Discretionary Inspection”) to ensure compliance with the Rock Bottom Standards, and Trolley shall, upon request, submit to Rock Bottom samples of the food and brewery items it sells or intends to sell under the Licensed Marks for the purpose of ascertaining compliance herewith.

ii. In addition to the Discretionary Inspections described in Section 2(b)(i) above, Rock Bottom shall inspect, on a semi-annual basis, each of the Brew Pubs (each a “Mandatory Inspection”) to ensure compliance with the Rock Bottom Standards. Any and all reasonable expenses incurred by Rock Bottom in conducting such Mandatory Inspections, including, but not limited to, expenses for airfare, lodging, meals, beverages and rental cars, shall be reimbursed by Trolley; provided, however, that this reimbursement obligation shall be limited to one representative of Rock Bottom.

iii. If, in the course of a Discretionary Inspection or a Mandatory Inspection, Rock Bottom determines that a Brew Pub is not in compliance with the Rock Bottom Standards (each an “Exception”), Rock Bottom shall notify Trolley, in writing, of the nature of such Exception. Trolley shall have ninety (90) days from the date of its receipt of such notice to cure such Exception. If, in the sole and absolute discretion of Rock Bottom, Trolley has not timely and fully cured such Exception, then Rock Bottom may terminate this Agreement in accordance with the provisions of Section 4 below.

3. Rights in Licensed Marks. Trolley agrees that nothing herein shall give to Trolley any right, title, or interest in the Licensed Marks; that the Licensed Marks and all rights therein and thereto are the sole property of Rock Bottom; and that any and all use by Trolley of the Licensed Marks, except as otherwise provided herein, shall inure to the benefit of Rock Bottom.

4. Term; Termination.

a. The term of this Agreement shall be, with respect to each of the Licensed Marks, co-extensive with the term of each lease, including any renewal periods, for those Brew Pub locations using such Licensed Marks. Upon termination of any such lease, the right to use the Licensed Marks at such Brew Pub location will terminate.

b. Notwithstanding the provisions of Section 4(a) above, this Agreement may be terminated under any of the following circumstances;

i. If a corporate party commits a breach of this Agreement, the Stock Redemption Agreement, Mutual Release or Termination Agreement which is not capable of being remedied, or, if such breach is capable of being remedied, which is not remedied within ninety

(90) days after receipt by the breaching party of a notice identifying the breach and requiring its remedy, the non-breaching party may terminate this Agreement; or

ii. In the event of the change of control of Trolley (i.e., the resignation, removal or termination of H. Allen Corey as the Chief Executive Officer of Trolley), Rock Bottom may terminate this Agreement; or

iii. If a party is unable to pay its debts, becomes bankrupt or insolvent, or enters into liquidation (whether compulsory or voluntary), or compounds with or convenes a meeting of its creditors, or has a receiver appointed over all or part of its assets, or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business, the other party may terminate this Agreement; or

iv. Upon Trolley’s discontinuance of use of the Licensed Marks in the Brew Pubs in Charlotte, North Carolina and Atlanta, Georgia for ninety (90) days, Rock Bottom may terminate this Agreement; or

v. The exercise by Rock Bottom of its termination rights under Section 2(b)(iii) above; or

vi. The mutual agreement of the parties.

c. In the event of the expiration or earlier termination of this Agreement, Trolley shall, within nine (9) months of such expiration or termination, cease all use and display of the Licensed Marks and do all things and take all actions necessary to “de-identify” the Brew Pubs in every respect from the Rock Bottom restaurants (as to the Brew Pubs in Charlotte, North Carolina and Atlanta, Georgia) and the Sing Sing restaurants (as to the Brew Pub in Chattanooga, Tennessee).

d. The provisions of Sections 8,9,10 and 11 of this Agreement shall survive the expiration or earlier termination of this Agreement.

5. Trademark Notices. Trolley agrees that any display or use of the Licensed Marks by Trolley shall be in styles, sizes, formats, layouts, colors, and designs approved in advance and in writing by Rock Bottom. Trolley also agrees that its use of the Licensed Marks shall be combined with a trademark registration notice, namely “TM” or “®” as may be appropriate, or such other mark notice and marking requirements that may be specified by Rock Bottom.

6. Enforcement of Licensed Rights. Trolley agrees that Rock Bottom shall have the sole and exclusive right, but not any obligation, to pursue and maintain protection for the Licensed Marks and to enforce its rights in the Licensed Marks against third party infringers. Trolley agrees to execute all agreements and documents reasonably deemed necessary by Rock Bottom for Rock Bottom to evidence ownership of, and to obtain and maintain protection for, the Licensed Marks. The expenses of any such enforcement, including legal proceedings relating thereto, shall be paid by Rock Bottom, and any and all recoveries from the lawsuit or settlement shall be paid to Rock Bottom. Trolley agrees to notify Rock Bottom promptly of any suspected infringement of the Licensed Marks which may come to its attention and further agrees to assist Rock Bottom, at Rock Bottom’s expense, in any lawsuit or any other dispute involving the Licensed Marks. Trolley further agrees that if it is sued in any action claiming that its use of the Licensed Marks is an infringement, Rock Bottom will have the right to intervene in any such action.

7. Representations and Warranties,

a. Each party represents and warrants to the other that it has the power, right, and authority to enter into this Agreement, and to grant the rights and undertake the obligations set forth in this Agreement.

b. Rock Bottom represents that, to the best of its knowledge, none of the Licensed Marks infringe upon the rights of any third party in the 50 states of the United States or the District of Columbia.

8. Limitation of Liability. In no event shall Trolley be liable to Rock Bottom for any indirect, special, or consequential damages or lost profits, arising out of or related to this Agreement for the performance or a breach thereof.

9. Mutual Indemnification. Each of Trolley and Rock Bottom agrees to indemnify and hold the other and its respective directors, officers, employees, agents and successors harmless during the term of this Agreement and for a period of three (3) years from the date of the expiration or earlier termination of this Agreement from any and all fines, suits, proceedings, claims, damages and attorneys’ fees arising from the use of the Licensed Marks by the indemnifying party.

10. Arbitration. Except as provided below, any and all disputes arising under or related to this Agreement which are not resolved through negotiations between the parties within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute shall be promptly submitted to arbitration by a single arbitrator through the Judicial Arbiter Group, any successor of the Judicial Arbiter Group, or any similar arbitration if JAG is no longer in existence (any of the foregoing, “JAG”). The arbitrator shall be selected by JAG on the basis, if possible, of his or her expertise in both application and use of rules of evidence and rules of civil procedure in dispute resolution, as well as the subject matter(s) of the dispute. The decision of the arbitrator shall be final and binding upon the parties, and may be entered as a judgment in any court of competent jurisdiction, provided however that any party may seek an order vacating the decision of the arbitrator in accordance with and upon any of the grounds specified in C.R.S. §13-22-214. The arbitration shall take place in Denver, Colorado. The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the discovery and admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All such discovery shall be completed in accordance with the time limitations prescribed in the Colorado rules of civil procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief where applicable under Colorado law and shall be entitled to make an award of punitive damages. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect confidential information, trade secrets, or the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding. The prevailing party will be entitled to receive from the other party or parties its attorneys’ fees, experts’ fees, costs and expenses. The “prevailing party” is that party which is awarded judgment or other legal or equitable relief as a result of arbitration. If both parties receive a judgment or other award of relief, the arbitrator shall determine which party is the prevailing party, taking into consideration the merits of the claims asserted by each party, the relative values of the judgments or other forms of relief received by each party, and the relative equities between the parties.

11. General.

a. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles. The parties hereto hereby submit to jurisdiction and venue in the state and federal courts in the State of Colorado in any legal action relating to this Agreement.

b. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, proposals, representations and understandings, whether oral or written, relating hereto.

c. If any provision of this Agreement shall be held or deemed to be invalid or unenforceable as applied to any particular case in any jurisdiction, such circumstance shall not have the effect of rendering the provision or of rendering any other provision herein contained inoperative or unenforceable, and such offending provision shall be reformed and constructed so as to make it valid and enforceable to the maximum extent possible in said jurisdiction and so as to allow the intentions of the parties as expressed herein to be carried out to the fullest.

d. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

e. The parties agree that their relationship is that of licensor and licensee. This Agreement does not establish any agency, joint venture, franchise, or partnership relationship between the parties, and neither party can bind the other by any contract or representation.

f. All notices provided for in this Agreement shall be as provided in the Stock Redemption Agreement.

g. The parties acknowledge and agree that this Agreement may only be modified by the mutual written agreement of the parties.

h. The parties agree that this Agreement is not assignable or transferable by Trolley without the prior written consent of Rock Bottom. Any assignment or transfer by Trolley, without the prior written consent of Rock Bottom, shall be null and void, and shall be a material breach of this Agreement.

i. Trolley agrees that any waiver by Rock Bottom of any breach of any one or more of the provisions of this Agreement shall not be, or be construed to be, a waiver of any subsequent or other breach of this Agreement, nor shall any failure on the part of Rock Bottom to require the exact full and complete compliance with any of the provisions of this Agreement be construed as in any manner changing the terms hereof.

j. This Agreement is binding on and inures to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

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IN WITNESS WHEREOF, the parties hereto have caused this License Agreement and Mutual Release to be executed by their duly authorized representatives and to be effective as of the date first above written.

ROCK BOTTOM RESTAURANTS, INC.

By:	/s/ WILLIAM S. HOPPE
Title:	Exec. Vice President

TROLLEY BARN BREWERY, INC.

By:	/s/ H. ALLEN COREY
Title:	President